Exhibit 99.1

The Inventure Group, Inc.
Reports First Quarter 2007 Financial Results

Phoenix, Ariz. — April 26, 2007 — The Inventure Group, Inc. (Nasdaq: SNAK) today reported financial results for the first quarter ended March 31, 2007.

Net revenues for the first quarter of fiscal 2007 were $17.0 million, down 3.5% compared to $17.6 million in the first quarter of 2006.  Net income for the first quarter of 2007 was $105,509, or $0.01 per basic and diluted share, compared to net income of $68,164, or $0.00 per basic and diluted share last year.

The decline in net revenue was primarily attributable to $0.6 million in first quarter 2006 Cinnabon® brand cookie sales, which have since been discontinued by the Company.  Potato chip brand net revenues grew 11.4% compared to the year-ago quarter offset by a 3.6% decline in T.G.I. Friday’s® brand salted snack net revenues.

Net income increased slightly due to lower selling, general and administrative expenses.  Gross profit was similar to the year-ago quarter despite the lower volume, attributable to increased promotional program efficiencies.  Other manufacturing and operational cost savings were invested in planned marketing, product development and information technology programs to support improved new product and promotional spending processes.

Mr. Eric J. Kufel, Chief Executive Officer, commented, “The Company is now focused on delivering long-term revenue and profit growth from three areas: 1) growing our existing brands by expanding distribution and launching new products; 2) test marketing new licensed and/or Company brands; and 3) pursuing strategic acquisitions of either niche snack food brands that leverage our operating capabilities or brands that provide access to rapidly growing natural/better-for-you specialty food categories.”

“The Company is currently test marketing several new products for our existing brands, including T.G.I. Friday’s® brand Quesadillas and Pizza Chips, Poore Brothers® brand 40% Reduced Fat potato chips, and Boulder Canyon Natural Foods™ brand Spinach and Artichoke potato chip products.  We will also be introducing several other new products under both the Poore Brothers® and Boulder Canyon Natural Foods™ brands in the second half of the year.  The Company expects to begin test marketing Panda Express® rice snacks within the next few months, and has three new licensed or Company owned brands in various stages of development, several of which we believe will be tested in 2007.  The Company’s improved new product process has resulted in a diverse and expanding pipeline of quality new snack food concepts,” continued Mr. Kufel.

The Company also announced that it has received authorization for new distribution from several major national customers for its branded products and expects to begin shipping to those customers late in the second or early in the third quarter.

“In the past year we have completed several significant internal process improvement projects and solidified a strong management team.  With the internal restructuring work behind us, we are focused on delivering long-term growth by expanding distribution of our current brands and building a more diverse portfolio of specialty food brands.  We are aggressively pursuing acquisitions in the better-for-you, indulgent and natural/organic specialty food categories, developing new brands for test market and focusing on improving profitability by leveraging our existing family of intensely different brands, excess manufacturing capacity, strong balance sheet and an organization committed to improving shareholder value,” concluded Mr. Kufel.

About The Inventure Group, Inc.

With facilities in Indiana and Arizona, The Inventure Group is a marketer and manufacturer of Intensely Different™ specialty food brands under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Canyon Natural Foods™. For further information about Poore Brothers or this release, please contact Steve Weinberger, Chief Financial Officer, at (623) 932-6200, or logon to http://www.inventuregroup.net.

Statements contained in this press release that are not historical facts are forward-looking  statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

THE INVENTURE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended
	March 31, 2007	April 1, 2006
	(unaudited)	(unaudited)
Net revenue	$16,979,897	$17,595,248
Cost of revenue	13,883,337	14,497,539
Gross profit	3,096,560	3,097,709
Selling, general & administrative expenses	2,907,694	3,016,343
Operating income	188,866	81,366
Interest income, net	20,143	40,817
Income before income tax provision	209,009	122,183
Income tax provision	103,500	54,019
Net income	$105,509	$68,164

Earnings per common share:
Basic	$0.01	$0.00
Diluted	$0.01	$0.00
Weighted average number of common shares:
Basic	19,276,486	20,073,111
Diluted	19,292,128	20,097,237

THE INVENTURE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Quarter Ended
	March 31, 2007	December 30, 2006
	(unaudited)	(unaudited)
Current assets	$18,850,223	$20,038,930
Property and equipment, net	12,810,024	12,534,444
Other assets, net	10,237,432	10,238,890
Total assets	$41,897,679	$42,812,264

Current liabilities	$5,643,150	$6,626,269
Long-term debt	3,949,635	3,973,461
Other long-term liabilities	2,200,115	2,291,542
Total liabilities	11,792,900	12,891,272
Shareholders’ equity	30,104,779	29,920,992
Total liabilities and shareholders’ equity	$41,897,679	$42,812,264

THE INVENTURE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Quarter Ended
	March 31, 2007	April 1, 2006
	(unaudited)	(unaudited)
Net cash flows from operating activities	$(359,675)	$(187,575)
Net cash flows from investing activities	(635,159)	(110,781)
Net cash flows from financing activities	(26,663)	(21,541)
Net increase (decrease) in cash	(1,021,497)	(319,897)
Cash and cash equivalents at beginning of period	8,671,259	9,695,245
Cash and cash equivalents at end of period	$7,649,762	$9,375,348